Exhibit 5.1

Silicon Valley Office • 1755 Embarcadero Road • Palo Alto, California 94303

Telephone: +1.650.739.3939 • jonesday.com

December 16, 2024

Anteris Technologies Global Corp.

Toowong Tower, Level 3, Suite 302

9 Sherwood Road

Toowong, QLD 4066

Australia

Re:      Registration Statement on Form S-8 Filed by Anteris Technologies Global Corp.

Ladies and Gentlemen:

We have acted as counsel for Anteris Technologies Global Corp., a Delaware corporation (the “Company”), in connection with the registration of 8,251,897 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, of the Company, consisting of (i) 5,163,023 Shares that may be issued or delivered and sold pursuant to the Anteris Technologies Global Corp. Equity Incentive Plan (the “Equity Plan”), (ii) 29,646 Shares underlying stock options previously issued and outstanding under the Admedus Ltd Employee Long Term Incentive Plan (the “2017 Incentive Plan”), (iii) 769,980 Shares underlying stock options previously issued and outstanding under the Anteris Technologies Ltd Employee Incentive Plan (the “2020 Incentive Plan”), and (iv) 2,289,248 Shares underlying stock options previously issued and outstanding under the Anteris Technologies Ltd. Director Stock Option Program (the “Director Compensation Program” and together with the Equity Plan, the 2017 Incentive Plan and the 2020 Incentive Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plans and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans has been or will be approved by the Board of Directors of the Company (the “Board”) or an authorized committee of the Board.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Anteris Technologies Global Corp.

December 16, 2024

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day